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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Registration Statement of Asyst Technologies, Inc. on Form S-8 of our report dated April 28, 2000, on the consolidated historical cost balance sheet (without giving effect to purchase accounting) of Mecs Corporation and subsidiary as of March 31, 2000, appearing in Asyst Technologies, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

     We also consent to the incorporation by reference in this Registration Statement of our report dated May 26, 2000, on the consolidated financial statements on Mecs Corporation and subsidiary as of May 31, 1999, and for the year then ended, appearing in Asyst Technologies, Inc.'s Current Report on Form 8-K filed on March 23, 2000, as amended. In our report dated May 26, 2000, we qualified our opinion on the 1999 financial statements because we were not able to obtain access to the books and records of Intertec Inc., a subsidiary sold on December 28, 1999, nor were we able to satisfy ourselves as to the net current assets or the income from discontinued operations of Intertec Inc., by other auditing procedures.

/s/ Deloitte Touche Tohmatsu

Nagoya, Japan
May 14, 2001